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                                                                    EXHIBIT 4.2

                                              Georgia-Carolina Bancshares, Inc.
                                              P.O. Box 1560
                                              Thomson, Georgia 30326

                                January 22, 1998

The Bankers Bank
2410 Paces Ferry Road
600 Paces Summit
Atlanta, Georgia  30339-4098
Attention:  William R. Burkett

Gentlemen:

         (1) Georgia-Carolina Bancshares, Inc., a Georgia corporation (the "Company"), proposes to offer for sale up to 740,741 shares of its $.001 par value common stock (the "Common Stock"), which shares shall be registered under the Securities Act of 1933, as amended, by the filing of a Resignation Statement on Form SB-2 with the Securities and Exchange Commission. Shares will be offered at a price of $13.50 each. The minimum subscription per subscriber is 100 shares.

         (2) The Company hereby appoints and designates you as Escrow Agent for the purposes set forth herein. By your signature hereto, you acknowledge and accept said appointment and designation. The Company understands that you, by accepting said appointment and designation, in no way endorse the merits of the offering of the shares described herein. The Company agrees to notify any person acting on its behalf that your position as Escrow Agent does not constitute such an endorsement, and to prohibit said persons from the use of your name as an endorser of such offering. The Company further agrees to allow you to review any sales literature in which your name appears and which is used in connection with such offering.

         (3) The Company shall deliver all payments received in purchase of the shares (the "Subscription Funds") to you in the form in which they are received by noon of the next business day after their receipt by the Company, and the Company shall deliver to you within five (5) calendar days copies of written acceptances of the Company for shares in the Company for which the Subscription Funds represent payment. Upon receipt of such written acceptance by the Company, the Escrow Agent shall deposit such funds into the an escrow account (the "Escrow Account"). The Company shall also deliver to you a copy of the completed Subscription Agreement for each subscriber, along with such subscriber's name, address, number of shares subscribed and social security or taxpayer identification number.

         (4) Subscription Funds shall be held and disbursed by you in accordance with the terms of this Agreement.

         (5) In the event any Subscription Funds are dishonored for payment for any reason, you agree to orally notify the Company immediately thereof and to confirm same in writing and to return the dishonored Subscription Funds to the Company in the form in which they were delivered to you.


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         (6) Should the Company elect to accept a subscription for less than the number of shares shown in the purchaser's Subscription Agreement, by indicating such lesser number of shares on the written acceptance of the Company transmitted to you, you shall deposit such payment in the Escrow Account and then remit within ten (10) days after such deposit to such subscriber at the address shown in his Subscription Agreement that amount of his Subscription Funds in excess of the amount which constitutes full payment for the number of subscribed shares accepted by the Company as shown in the Company's written acceptance, without interest or diminution. Said address shall be provided by the Company to you as requested.

         (7)(a) As used herein, the term "Total Receipts" shall mean the sum of all Subscription Funds delivered to you pursuant to Paragraph (3) hereof, less all Subscription Funds returned pursuant to Paragraphs (5) and (6) hereof and Subscription Funds which have not been paid by the financial institution upon which they are drawn.

         (b) As used herein, the term "Expiration Date" shall mean _______________, 19__; provided, however, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the initial period, then the Expiration Date shall mean the date which marks the 180th day after the date of the Prospectus; provided further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the first extension, then the Expiration Date shall mean the date which marks the 270th day after the date of the Prospectus; provided, further, in the event that you are given oral notification, followed in writing, by the Company that it has elected to extend the offering for an additional period of 90 days after the second extension, then the Expiration Date shall mean the date which marks the 360th day after the date of the Prospectus.


         (c) If Total Receipts are greater than or equal to $7,000,006 on or before the Expiration Date, you shall, upon receipt of 24-hour written instructions from the Company, no later than 2:00 P.M., Eastern Time on the Closing Date (as that term is defined herein), remit all amounts representing Subscription Funds, plus any profits or earnings thereon after deducting your fees, if any, held by you pursuant hereto in accordance with such instructions.


         (8) If (i) Total Receipts are less than $7,000,006 as of 5:00 P.M., Eastern Time on the Expiration Date, or (ii) the offering is canceled by the Company at any time prior to the Expiration Date, then you shall promptly remit to each subscriber at the address set forth in his Subscription Agreement an amount equal to the amount of his Subscription Funds thereunder, adjusted for his allocated share (weighted by time on deposit and amount) of any profits or earnings earned on the investment of the Subscription Funds. The Company hereby agrees to provide to you in writing the specific allocations of any profits or earnings attributable to each subscriber hereunder.

         (9) Pending disposition of the Subscription Funds under this Agreement and unless and until otherwise authorized by oral instructions, followed in writing, given by David W. Joesbury, Sr., you are authorized, by means of a "Sweep" or other automatic investment program, to invest the Subscription Funds in blocks of $10,000 in federal funds. Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to your own banking policies. Upon oral instructions, followed in writing, given by David W. Joesbury, Sr., you shall invest the Subscription Funds in short-term direct obligations of the United States government, in short-term FDIC or FSLIC insured certificates of deposit, and/or in the Fidelity Institutional U.S. Treasury Cash Portfolio, for short-term obligations of the United States government, but in any case with maturities of 90 days or less.

         For purposes of Paragraph 8 above, the specific allocations of net profits attributable to each subscriber shall be determined by the Company as follows: each subscriber's allocated share of earnings on the Subscription Funds, after deducting your fees, if any, shall be that fraction (i) the numerator of which is


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the dollar amount of such subscriber's accepted subscription multiplied by the number of days between the date of acceptance of the purchaser's subscription and the date of the offering's termination, inclusive (the subscriber's "Time Subscription Factor"), and (ii) the denominator of which is the aggregate Time Subscription Factors of all purchasers depositing Subscription Funds in the Escrow Account.

         (10) Your obligations as Escrow Agent hereunder shall terminate upon your transferring all funds you hold hereunder pursuant to the terms of Paragraphs (7) or (8) herein, as applicable.

         (11) As used herein, "Closing Date" shall mean the date of receipt by you of (i) written notification from the Company that the shareholders of the Company have approved the offering, (ii) Total Receipts aggregating $7,000,006, and (iii) executed Subscription Agreements and copies of written acceptances of the Company in connection therewith.

         (12) You shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, or other paper or document which you believe to be genuine and what it purports to be.

         (13) You shall not be liable for anything which you may do or refrain from doing in connection with this Escrow Agreement, except your own gross negligence or willful misconduct.

         (14) You may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or your duties hereunder, and you shall incur no liability and you shall be fully protected in acting in accordance with the opinions and instructions of such counsel. Any and all expenses and legal fees in this regard are payable from the Subscription Funds unless paid by the Company.

         (15) In the event of any disagreement between the Company and any other person resulting in adverse claims and demands being made in connection with any Subscription Funds involved herein or affected hereby, you shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Subscription Funds then held by you under this Agreement, and in so doing you shall be entitled to continue to refrain from acting until
(a) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the Subscription Funds involved herein or affected hereby or (b) all differences shall have been adjusted by agreement and you shall have been notified in writing of such agreement signed by the parties hereto. In the event of such disagreement, you may, but need not, tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under the terms of this Agreement, together with such legal proceedings as you deem appropriate and thereupon to be discharged from all further duties under this Escrow Agreement. The filing of any such legal proceeding shall not deprive you of your compensation earned prior to such filing. You shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve you in any cost, expense, loss or liability unless indemnification shall be furnished.

         (16) You may resign for any reason, upon thirty (30) days written notice to the Company. Upon the expiration of such thirty (30) day notice period, you may deliver all Subscription Funds and Subscription Agreements in your possession under this Escrow Agreement to any successor Escrow Agent appointed by the Company, or if no successor Escrow Agent has been appointed, to any court of competent jurisdiction. Upon either such delivery, you shall be released from any and all liability under this Escrow Agreement. A termination under this paragraph shall in no way change the terms of paragraphs 15 and 17 affecting reimbursement of expenses, indemnity and fees. You shall have the right to deduct from the Subscription Funds transferred to any successor Escrow Agent any outstanding and unpaid expenses or fees.


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         (17) You agree to charge your customary and normal fee for your services hereunder. A copy of the current schedule is attached hereto. The fee schedule may be modified from time to time. The acceptance fee and expenses shall be paid in advance or at closing by the Company. Any subsequent fees and expenses will be paid by the Company upon receipt of invoice.

         (18) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by overnight delivery service or registered or certified mail, return receipt requested, to the respective addresses set forth herein. You shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition, unless you have actually received written notice thereof from the Company or its authorized representative clearly referring to this Escrow Agreement.

         (19) The rights created by this Escrow Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of you and the parties hereto. Notwithstanding the foregoing, the Company may not assign its rights hereunder without your prior written consent.

         (20) This Escrow Agreement shall be construed and enforced according to the laws of the State of Georgia.

         (21) This Escrow Agreement shall terminate and you shall be discharged of all responsibility hereunder at such time as you shall have completed your duties hereunder.

         (22) This Escrow Agreement may be executed in several counterparts, which taken together shall constitute a single document.

         (23) This Escrow Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the transactions described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto. Further, this Escrow Agreement may only be amended by a written amendment signed by the parties hereto.

         (24) If any provision of this Escrow Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         (25) The Company shall provide you with its Employer Identification Number as assigned by the Internal Revenue Service. Additionally, the Company shall complete and return to you any and all tax forms or reports required to be maintained or obtained by you. In the event that Subscription Funds are returned to subscribers pursuant to paragraph 8 hereof, you shall, based upon the information available to you, file with the Internal Revenue Service and send to each subscriber a Form 1099-INT with respect to contributions of interest to subscribers. All interest or other income earned under this Escrow Agreement which is payable to the Company pursuant to paragraph 7 hereof shall be allocated and paid as directed by the Company and reported to the Internal Revenue Service as having been so allocated and paid.

         (26) Your signature hereto is your consent that a signed copy hereof may be filed with the various regulatory authorities of the State of Georgia and with any Federal Government agencies or regulatory authorities.


                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]


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         Please indicate your acceptance of this Agreement by executing a copy of this letter and returning it to the undersigned.

                                        Very truly yours,

                                        GEORGIA-CAROLINA BANCSHARES, INC.



                                        By:/s/ J. Harold Ward, Jr.
                                           ------------------------------------
                                           J. Harold Ward, Jr.
                                           Senior Vice President and Chief
                                           Financial Officer

Attest:

/s/ Joseph E. Gore
-------------------------
Executive Vice President

   (CORPORATE SEAL)

                                        ACCEPTED AND AGREED:

                                        THE BANKERS BANK

                                        By:/s/ William R. Burkett
                                           ------------------------------------
                                        William R. Burkett
                                        Senior Vice President


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                                  FEE SCHEDULE

Pursuant to Paragraph 17 of the Escrow Agreement (the "Escrow Agreement") between Georgia-Carolina Bancshares, Inc. (the "Company") and The Bankers Bank (the "Escrow Agent"), this schedule, if agreed to by the Company and the Escrow Agent, shall become an integral part of the Escrow Agreement.

                              FEE OF ESCROW AGENT

The Company shall pay the Escrow Agent a fee of $2,000 for its services hereunder. The Escrow Account (as defined in the Escrow Agreement) will accrue a service charge of $15.00 per month. In addition, a $20.00 per check fee will be charged if the Escrow Account is refunded due to a subscriber's failure to properly complete a subscription. These fees are payable upon the release of the Subscription Funds (as defined in the Escrow Agreement) pursuant to Section 7 of the Escrow Agreement and the Escrow Agent is authorized to deduct such fees from the Subscription Funds prior to any release thereof.

Agreed to this 22nd day of January, 1998 by:

GEORGIA-CAROLINA BANCSHARES, INC.                          THE BANKERS BANK

By:/s/ J. Harold Ward, Jr.                                 By: /s/ William R. Burkett
   ---------------------------------------------               --------------------------
   J. Harold Ward, Jr., Senior Vice President and          William R. Burkett
       Chief Financial Officer                             Senior Vice President